Exhibit 99.1

NEWS RELEASE

DRAFT

ZOMAX ANNOUNCES FOURTH QUARTER AND FULL YEAR 2004 RESULTS

MINNEAPOLIS, MN, March 29, 2005—Zomax Incorporated (Nasdaq: ZOMX), today announced financial results for the fourth quarter and full year ended December 31, 2004. Revenue for the fourth quarter was $58.6 million compared with $62.1 million for the fourth quarter of 2003.  Revenue for the full year ended December 31, 2004 was $199.4 million compared with $197.8 million for 2003.

Net loss for the fourth quarter of 2004 was $0.04 per share compared with net income of $0.16 per share for the fourth quarter of 2003.  The fourth quarter 2004 results include a pre-tax loss of approximately $2.0 million, or $0.06 per share, relating to the Company’s operations in Ireland and a pre-tax charge of $1.0 million, or $0.02 per share, relating to a previously disclosed settlement offer made in connection with the Company’s pending consolidated class action lawsuit.

“Despite a challenging year, we were able to achieve revenue at the high end of our expectations for the fourth quarter,” said Anthony Angelini, President and CEO of Zomax.  “However, our earnings for the year were impacted by a number of items including costs related to our litigation reserves, increased polycarbonate costs, incremental costs related to our Sarbanes-Oxley compliance program, and the negative impact of our Irish operations. Excluding the negative impact of Ireland and the charge related to our settlement offer, we would have achieved a profitable fourth quarter.  We believe we are making the necessary adjustments to our operating model to improve our performance.”

Net loss for the full year 2004 was $0.26 per share compared with a restated net loss of $0.04 per share for 2003. As previously announced, the Company determined the need to restate its financial statements for the full year 2003 and the first three quarters of 2004 as a result of accounting irregularities at the Company’s Ireland subsidiary, Zomax Limited. The Company has finalized the restatements for the first three quarters of 2004, which were equal to the Company’s previously announced estimates. In each of the first three quarters of 2004, the restatements negatively impacted the previously reported results by $0.02 per share.  The Company has appointed KPMG to conduct an independent investigation into the accounting irregularities and is taking other steps to address this matter.

The net loss for 2004 also includes a pre-tax gain of $2.8 million, or $0.05 per share, on the sale of a portion of the Company’s investment in Intraware (Nasdaq: ITRA), and pre-tax charges totaling $8.5 million, or $0.18 per share, to establish reserves for liabilities that represent the Company’s estimate of the minimum expected probable losses resulting from previously announced settlement offers made by the Company in connection with the pending Securities and Exchange Commission investigation and consolidated class action lawsuit.

The Company is currently forecasting that first quarter revenue will be between $40 and $43 million.  Based upon this revenue forecast and the Company’s current operating structure, the Company expects a loss of $0.12 to $0.15 per share.  This guidance includes the continued negative impact of polycarbonate cost increases,  performance of the Company’s Irish operations, the impact of lower than normal revenue levels related to soft first quarter demand, and increased SG&A costs related to professional and legal fees.  The Company plans to provide additional guidance when it issues its first quarter 2005 results.

“We are very focused on improving the operating results of our business,” continued Mr. Angelini. “Over the next few months, we will be making changes throughout our organization to improve our operating model, better aligning our fixed cost structure with our expected revenue levels which we believe will put us back on a path toward profitability.  These changes will include eliminating excess capacity, shifting business to lower cost operations and evaluating additional pricing strategies to address the cost drivers in our business.  We continue to believe in the market opportunities in our industry and our long-term ability to deliver increased shareholder value.”

Conference Call

Zomax will host a conference call on Tuesday, March 29, 2005 beginning at 4:30 p.m. Central Time, to discuss the matters outlined in this press release.

To participate in this conference call, please dial 800-218-9073 for domestic callers or 303-262-2131 for international callers.  A replay of the conference call will be available until midnight Tuesday, April 5, 2005 by calling 800-405-2236 for domestic callers or 303-590-3000 for international callers, both using passcode 11026862#. The conference call will also be available by webcast. Participants may log on to the webcast conference call by pre-registering at www.zomax.com and clicking on the webcast link.

About Zomax:

Zomax helps companies more efficiently bring their products and content to market worldwide. Zomax’ solutions enhance the process of sourcing, production, and fulfillment through a modular suite of supply chain services. These services include “front-end” customer contact and e-commerce services, material management, CD/DVD production, assembly and kitting services, JIT physical and electronic fulfillment and returns management. Founded in 1993, Zomax operates 11 facilities across the United States, Canada, Mexico and Ireland. The Company’s Common Stock is traded on the NASDAQ Stock Market under the symbol “ZOMX”. For more information on Zomax, visit www.zomax.com or call (866) 553-9393.

Use of Non-GAAP Financial Measures

Our financial results as reported in our Consolidated Statement of Operations are prepared in accordance with accounting principles generally accepted in the United States (GAAP).  In both 2004 and 2003, these results include certain significant items which we believe are not indicative of our results of continuing operations.  For purposes of our internal understanding of business operations, as well as for planning and forecasting future periods, we exclude from our GAAP results those items that we believe meet the definition of non-recurring, as defined by the Securities and Exchange Commission.  Accordingly, to aid investor’s understanding of our financial results, we have presented the information in Table A which reconciles our 2004 and 2003 results as reported in accordance with GAAP to as adjusted results excluding such items.  These items are more fully described in the notes to Table A.  The presentation of these as adjusted results is not meant to be a substitute for financial results prepared in accordance with GAAP.

Safe Harbor for Forward-Looking Statements

Certain statements in this press release relating to expected financial results for the first quarter of 2005 and the ability to achieve sustainable profitability are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements.  We caution that any forward-looking statements made by us in this release or in other announcements made by us are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements.  These factors include, without limitation, the Company’s ability to implement certain changes to its Zomax Ireland operations; the changes and volatility in the personal computer hardware and software industry, particularly with respect to the demand for CD and DVD media, from which a significant portion of our revenues are derived; macroeconomic factors that influence the demand for personal computer hardware and software and the resulting demand for our services; consolidation among our customers or competitors, which could cause disruption in our customer relationships or displacement of us as a services provider to one or more customers; our ability to make the proper strategic choices with respect to pursing profitable growth in our business; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our revenues; fluctuations in our operating results from quarter-to-quarter, which are influenced by many factors outside of our control, including variations in the demand for particular services we offer or the content included in the products we produce for our customers; the volatility of polycarbonate prices; effects of pending litigation; and other risks and uncertainties, including those identified and discussed in detail under the caption “Risks and Uncertainties” in Item 1 of our 2003 Form 10-K.  We undertake no obligation to update or revise any forward-looking statements we make in this release due to new information or future events.  Investors are advised to consult any further disclosures we make on this subject in our filings with the Securities and Exchange Commission, especially on Forms 10-K, 10-Q and 8-K, in which we discuss in more detail various important factors that could cause actual results to differ from expected or historical results.

Company Contacts:	Investor/Media Contact:
Anthony Angelini	Douglas Sherk/Chris Toth
President and CEO	CEO/Vice President
Zomax, Inc.	EVC Group, Inc.
(763) 553-9300	(415) 896-6820

Rob Rueckl
Chief Financial Officer
Zomax, Inc.
(763) 553-9300

ZOMAX INCORPORATED

Consolidated Statements of Operations (Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended		For the Year Ended
	December 31,	December 26,	December 31,	December 26,
	2004	2003 (1)	2004	2003 (1)
Revenue	$58,593	$62,056	$199,428	$197,816
Cost of revenue	50,388	44,144	169,031	161,287
Gross profit	8,205	17,912	30,397	36,529
Selling, general and administrative expenses	9,970	11,911	45,704	40,982
Operating (loss) income	(1,765)	6,001	(15,307)	(4,453)
Gain on sale of available-for-sale securities	—	—	2,770	—
Other income, net	(78)	240	503	257
Earnings (loss) before income taxes	(1,843)	6,241	(12,034)	(4,196)
Income tax (benefit) expense	(481)	1,083	(3,623)	(3,021)
Net earnings (loss)	$(1,362)	$5,158	$(8,411)	$(1,175)

Earnings (loss) per share:
Basic	$(0.04)	$0.16	$(0.26)	$(0.04)
Diluted	$(0.04)	$0.16	$(0.26)	$(0.04)

Weighted average common shares outstanding:
Weighted average common shares outstanding	32,516	32,582	32,628	32,621
Dilutive effect of stock options	—	598	—	—
Weighted average common and diluted shares outstanding	32,516	33,180	32,628	32,621

(1) We have restated our 2003 consolidated financial statements for misstatements discovered in our Ireland subsidiary

ZOMAX INCORPORATED

Table A - Comparative Non-GAAP Adjustments to 2004 and 2003 Results (Unaudited)

					Earnings
					(Loss)
				Net Earnings	per
	Revenue	Gross Profit	SG&A	(Loss)	Share
THREE MONTHS ENDED:
December 31, 2004:
As reported	$58,593	$8,205	$9,970	$(1,362)	$(0.04)
Provision for litigation reserves (1)	—	—	(1,020)	600	0.02
As adjusted	$58,593	$8,205	$8,950	$(762)	$(0.02)
Percent of revenue	100.0%	14.0%	15.3%	(1.3)%

December 26, 2003 (Restated) (2):
As reported	$62,056	$17,912	$11,911	$5,158	$0.16
Amount of fourth quarter 2003 royalty benefit adjustment relating to prior periods (3)	—	(4,776)	—	(2,866)	(0.09)
Accrued severance costs (4)	—	—	(2,000)	1,200	0.04
As adjusted	$62,056	$13,136	$9,911	$3,492	$0.11
Percent of revenue	100.0%	21.2%	16.0%	5.6%

YEAR ENDED:
December 31, 2004:
As reported	$199,428	$30,397	$45,704	$(8,411)	$(0.26)
Provision for litigation reserves (5)	—	—	(8,520)	5,834	0.18
As adjusted	$199,428	$30,397	$37,184	$(2,577)	$(0.08)
Percent of revenue	100.0%	15.2%	18.6%	(1.3)%

December 26, 2003 (Restated) (2):
As reported	$197,816	$36,529	$40,982	$(1,175)	$(0.04)
Amount of 2003 royalty benefit adjustment relating to prior periods (3)	—	(2,660)	—	(1,596)	(0.05)
Settlement of customer claim (6)	—	—	(3,000)	1,800	0.06
Accrued severance costs (4)	—	—	(2,000)	1,200	0.04
As adjusted	$197,816	$33,869	$35,982	$229	$0.01
Percent of revenue	100.0%	17.1%	18.2%	0.1%

Notes to Table A:

(1) Adjustment represents in increase in litigation reserves related to minimum expected probable losses that would result from a previously disclosed settlement offer made in relation to the Company’s pending consolidated class action lawsuit.  A portion of this settlement offer includes the proposed nominee of 1,500,000 shares of the Company’s common stock and has been valued or the closing market price of $4.11 on December 31, 2004.

(2) We have restated our 2003 consolidated financial statements for misstatements discovered in our Ireland subsidiary.  These adjustments primarily affected cost of revenue.

(3) In the fourth quarter of 2003, we planed a revised royalty agreement which resulted in a restructive reduction in unpaid royalties accrued in 2002 and 2003.  This adjustment represents the portion of this competive reductions that related to royalties accrued and charged to cost of revenue in previous periods.

(4) Adjustment represents payments accrued in 2003 in accordance with the terms of separation agreement with our former CBO who resigned in December 2003, effective in January 2004.

(5) Adjustment represents charges for litigation reserves related to minimum expensed probable losses that would result from the previously disclosed settlement offers made in relation to our sending SEC investigation and consolidated class action lawsuit.

(6) Adjustment represents a payment made in the settlement of a customer claim that alleged unauthorized reproduction of this customer’s software.

ZOMAX INCORPORATED

Consolidated Balance Sheets (Unaudited)

(Amounts in thousands)

	December 31,	December 26,
	2004	2003 (1)
ASSETS:
Current Assets:
Cash and cash equivalents	$41,092	$51,899
Available-for-sale securities	19,200	17,000
Accounts receivable, net	36,180	39,577
Inventories, net	14,633	12,346
Other current assets	12,114	9,989
Total current assets	123,219	130,811
Property and equipment, net	35,408	38,582
Available-for-sale securities	3,624	11,646
Deferred income taxes	5,903	—
	$168,154	$181,039
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	20,710	20,635
Accrued expenses	19,177	22,036
Total current liabilities	39,887	42,671
Other long-term liabilities	155	—
Deferred income taxes	—	1,315
Total liabilities	40,042	43,986
Shareholders’ equity:
Common stock	62,134	62,469
Retained earnings	56,861	65,272
Accumulated other comprehensive income	9,117	9,312
Total shareholders’ equity	128,112	137,053
	$168,154	$181,039

(1) We have restated our 2003 consolidated financial statements for misstatements discovered in our Ireland subsidiary